Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

June 10, 2022

PERSONAL AND CONFIDENTIAL

Via hand delivery and email
Robert Young

Dear Robert,
As you know, Team, Inc. (together with its subsidiaries, the “Company”) is currently facing a challenging business environment. In light of this situation, the Company has made certain changes to your compensation as described in this letter agreement (this “Agreement”). We thank you for your hard work and continuous efforts and are pleased that we are able to offer a revised compensation program during these challenging times.
Retention Bonuses
Subject to the terms of this Agreement, the Company has granted you a cash retention bonus opportunity pursuant to the Company’s 2022 Management Incentive Plan (the “Annual Plan”) and the Team, Inc. 2018 Equity Incentive Plan, as amended and restated May 2021 (as the same may be amended, the “Equity Plan”) in the aggregate amount of U.S. $115,500.00 (the “Retention Opportunity”). The Retention Opportunity is earned over the first, second, third, and fourth quarters of calendar year 2022 (each quarter a “Retention Period”). One-fourth of the Retention Opportunity (a “Retention Bonus”) will be payable after the end of each Retention Period, subject to your continued employment with the Company (except as expressly provided below). Your Retention Bonus for each Retention Period will be paid to you by the Company within a reasonable period of time (but generally no later than forty-five (45) days) after the end of the applicable Retention Period (except that the Retention Bonus first quarter Retention Period will be made as soon as practicable after the date of this Agreement), provided, that in the sole discretion of the Company’s Board of Directors, you may receive an advance payment of your Retention Bonus for any Retention Period or for multiple Retention Periods.
You will be required to repay any Retention Bonuses received, net of any taxes you are required to pay in respect thereof and taking into account any tax benefit that may be available in respect of such repayment to the Company, in the event that your employment with the Company ends (or you are under notice of a termination) for reasons other than death, disability, a Voluntary Separation from Service for Good Reason, or an Involuntary Separation from Service Without Cause (as such terms are defined in the Company's 2020 Officer Severance Policy and Guidelines) (as the same may be amended, including as

13131 Dairy Ashford Rd., Ste. 600, Sugar Land, Texas 77478

Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”
described below, the “Severance Policy”) (such repayment obligations, the “Clawback”). Notwithstanding the forgoing, you agree that Good Reason for purposes of the Severance Policy will not include any change in your position so long as you are reporting to Team’s Chief Executive Officer, Interim Chief Executive Officer or Chief Operating Officer, and the Severance Policy is deemed amended, with your consent, to reflect this change. The Clawback for all Retention Bonuses will expire on the earlier of (i) April 1, 2023, (ii) the consummation of a “Change in Control” of the Company as defined in the Equity Plan or completion of the Strategic Project (as described in Schedule A) if, as part of the transaction, you are employed by the acquirer, or (iii) the completion of any liquidation, windup, reorganization, or restructuring of the Company, whether under the federal law of the United States or any other jurisdiction. Any required repayment under the Clawback must be made promptly, and in all events within twenty (20) calendar days following the date of your termination of employment with the Company.
Strategic Project Bonus
    Subject to the terms of this Agreement, you will also be eligible to receive a Strategic Project Bonus (“Strategic Project Bonus”) based on the completion of a Strategic Project (as described in Schedule A). The final value of the Strategic Project Bonus will be determined according to the value of the defined project as described in Schedule A. The Strategic Project Bonus will be payable within 10 days following the date the Strategic Project is completed (the “Payment Date”), provided, however, that in the event you are no longer continuing as an employee of Team, Inc. following the completion of the Strategic Project, your right to receive the Strategic Project Bonus is contingent on your execution of an irrevocable general release agreement and non-compete agreement for a term of one (1) year in the form prescribed by the Company, subject to the extension for specified competitors as described below. Except as is provided in the case of an Involuntary Separation from Service Without Cause, you must be employed by Company (or its successor) and not under notice of dismissal or resignation on the Payment Date.
Cash Incentive
Subject to the terms of this Agreement, you will also be eligible to receive cash incentive payments (each, a “Cash Incentive”), based on the Company's (i.e. Team, Inc.’s) achievement of designated performance metrics, for the first half of fiscal year 2022 (“H1”), the third quarter of fiscal year 2022 (“Q3”) and the fourth quarter of fiscal year 2022 (“Q4”, and H1, Q3 and Q4 each, a “Performance Period”).
•Your aggregate target Cash Incentives for the Performance Periods will equal $115,500.00 meaning that your target Cash Incentive will equal $57,750.00 for H1 (your “H1 Target”) and will equal $28,875.00 for each of Q3 and Q4 (your “Q3 Target” and “Q4 Target”, respectively). Upon the completion of each Performance Period, the Company will determine its level of achievement against the performance metrics applicable to such Performance Period. You will receive a detailed breakdown of the applicable performance metrics in a separate communication in the coming weeks.
•Based on the level of achievement of the Company's performance metrics, you will be eligible to receive a Cash Incentive for each Performance Period of either 0% (for below threshold performance) or 100% (for at or above target performance) of the applicable of your H1, Q3 or Q4 Target. Your earned Cash

Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”
Incentives will be paid, net of applicable taxes and withholdings, as soon as administratively practicable following the Company's determination of the level of achievement for each Performance Period; provided, that such payment is expected to be made on or before the sixtieth (60th) day following the end of the applicable Performance Period. Once properly paid, Cash Incentives are not subject to Clawback (unless paid in advance as described below).
Notwithstanding the foregoing, as determined in the sole discretion of the Company’s Board of Directors, you may receive an advance payment equal to 100% of the applicable of your H1, Q3 or Q4 Target for a Performance Period and shall have no further rights to additional sums with respect to such Performance Period. In the event your advance payment (i.e., 100% of the applicable of your H1, Q3 or Q4 Target) is greater than the Cash Incentive you would otherwise have earned for that Performance Period based on actual performance, your Cash Incentive for the next Performance Period will be reduced by the amount of the overpayment or, if your employment terminates in circumstances in which you are not entitled to receive any Cash Incentive for such subsequent Performance Period, you may, in the discretion of the Company, be required to repay such excess (net of any taxes you are required to pay with respect thereof) within twenty (20) calendar days following the date you receive notice of the actual payment amount. Except as expressly provided below, your eligibility to receive a Cash Incentive for each Performance Period is subject to your continued employment with the Company through (and not being under any notice of termination of employment as of) the applicable payment date.
Effect of Termination of Employment
In the event your employment with the Company ends for reasons other than death, disability, a Voluntary Separation from Service for Good Reason or an Involuntary Separation from Service Without Cause, you will immediately forfeit any unpaid Retention Bonus for any previously completed Retention Period, you will not be eligible to receive a payment with respect to any Retention Period ending on or following your termination date, you will be subject to the Clawback of your Retention Bonuses as described above and you will immediately forfeit any unpaid Strategic Project Bonus payments. For the avoidance of doubt, the Strategic Project Bonus and Cash Incentive payments you receive are not subject to the Clawback.
In the event your employment ends as a result of a Voluntary Separation from Service for Good Reason or an Involuntary Separation from Service Without Cause, you will not be subject to the Clawback and you will (i) receive any earned but unpaid Retention Bonus for any previously completed Retention Period; (ii) receive the Retention Bonus for the Retention Period during which your termination occurs prorated by multiplying the amount of such Retention Bonus that would be payable for the full Retention Period by a fraction, the numerator of which is the number of days you were employed during the Retention Period in which your termination of employment occurs and the denominator of which is equal to the number of days contained in such Retention Period; (iii) forfeit and not be eligible to receive any payment with respect to any Retention Period following the Retention Period during which your employment terminates; and (iv) in the event of an Involuntary Separation from Service Without Cause, receive the

Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”
Strategic Project Bonus, if earned, as described (and subject to the requirements and limitations set forth) in Schedule A. In addition, payment will be conditioned on all other conditions in this Agreement being satisfied. For avoidance of doubt, in the event of a Voluntary Separation from Service for Good Reason prior to the Payment Date, you will not be entitled to any payment for the Strategic Project Bonus under this Agreement.
The payments referred to in section (iv) immediately above will be subject to the terms and conditions set forth in the Severance Policy, including the requirement to execute an irrevocable general release agreement and non-compete agreement for a term of one (1) year, in the form prescribed by the Company, subject to the extension for specified competitors as described below.
In the event that you are paid the Strategic Project Bonus, then you agree that the Protected Information, Inventions, and Non-Solicitation Agreement with Non-Compete (“PIINs Agreement”) between you and the Company shall be automatically amended to provide that the following entities and their affiliates (collectively, the “Competitive Businesses”) shall be deemed to be businesses competitive with the Company Group and businesses with products or services that are competitive with the Company Group, becoming employed by or otherwise providing services to any of the Competitive Businesses will constitute “Prohibited Activity” for purposes of Section 4 of the PIINs Agreement, and soliciting employees or customers on behalf of any Competitive Business will constitute a violation of Section 3 of the PIINs Agreement: Acuren, Clean Harbors, Mistras, IRIS NDT, Universal Plant Services, Colt, Boltech Mannings, Integra Technologies, Industrial Speciality Services (ISS)/Leak Sealers, Weldfit, Stronghold, In-Place Machining Company, PSI Industrial Solutions and Leverage Mechanical Services. The PIINs Agreement shall be further amended to provide that, with respect to the Competitive Businesses, the Restricted Period for purposes of Section 3 and 4 of the PIINs Agreement shall be amended to mean a period of eighteen (18) months after Employee’s employment with the TEAM ends regardless of the reason for or party initiating the separation.
Relationship to Other Payments and Agreement
Your eligibility to receive the payments described above under “Retention Bonuses” and “Cash Incentive” are special awards intended to run concurrently with, and as a component of, the 2022 performance period under the Annual Plan, and will be considered an advance payment of amounts otherwise payable pursuant to the Annual Plan in respect of calendar year 2022; provided, however, that you will not participate in the Annual Plan in respect of 2022 unless: (i) the Strategic Project is completed and you remain employed by the Company, in which case your participation in the Annual Plan will be prorated for the period following the completion of the Strategic Project or (ii) the Strategic Project is abandoned by the Company, in which case your participation in the Annual Plan will be retroactive to January 1, 2022. Except as expressly provided in the previous sentence, the opportunity to participate in the Strategic Project Bonus is in lieu of your participation in the Annual Plan in respect of 2022, and is expected to be paid, if at all, before the normal payout under the Annual Plan in respect of 2022. If you are eligible for the Annual

Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”
Plan and provided you remain employed by Team, Inc. or one of its subsidiaries through the applicable payment date in 2023, in the event your payout under the Annual Plan (adjusted for any proration described above) is greater than the amounts paid pursuant to the terms of this Agreement, other than the Strategic Project Bonus (the “Annual Plan Excess”), you will be eligible to receive the Annual Plan Excess pursuant to the terms of the Annual Plan at the time annual bonuses are normally paid in respect of calendar year 2022. For the avoidance of doubt, in no event will the 2022 performance under the Annual Plan result in a Clawback or other repayment obligation with respect to the Retention Bonuses or Cash Incentives provided under this Agreement. Additional details will be provided at the time the annual incentive opportunity for you is established in connection with the Annual Plan. The payments provided pursuant to this Agreement are in lieu of any other cash retention arrangements, and as a condition of entering into this Agreement, you expressly agree that any prior cash retention arrangements are hereby null and void and of no effect. Unless otherwise required by the terms of the applicable plan documents, all payments under this Agreement are not pensionable and shall not be considered compensation for purposes of any of the Company's severance or retirement programs.
Miscellaneous
This Agreement and the rights and obligations hereunder will be governed by and construed in accordance with the laws of the State of Texas without reference to any jurisdiction's principles of conflicts of law and reflect the parties’ entire understanding and agreement with regard to the foregoing.
The Company reserves the right to amend, modify or terminate this compensation program for any Retention Period or Performance Period that has not commenced (i.e., the Company cannot amend, modify or terminate the program with respect to any Retention Period that has already commenced or with respect to the Strategic Project Bonus, except that the Strategic Project Bonus may be terminated by the Company as further described in Schedule A).
Should you have any questions regarding the foregoing, please contact Butch Bouchard at 281.288.5561 or butch.bouchard@teaminc.com. We look forward to your continued support and efforts during these challenging times for the Company.
Sincerely,

Keith Tucker
Interim Chief Executive Officer
ACKNOWLEDGED AND AGREED:

Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”
Signature: ________________________
Printed Name: _____________________
Date: ____________________________

Schedule A
Strategic Project Bonus

The amount of the Strategic Project Bonus, if any, will be determined according to the schedule below. The designated “Strategic Project” is completion of the sale of substantially all the assets or equity of [***], expected to be completed on or before December 31, 2022. If the value realized in connection with the designated Strategic Project (the “Project Value”) is less than the Level 1 Value, between the Level 1 Value and the Level 2 Value, between the Level 2 Value and the Level 3 Value, between the Level 3 Value and the Level 4 Value, between the Level 4 Value and the Level 5 Value or above the Level 5 Value, the payment will be determined according to a straight-line interpolation. The maximum Strategic Project Bonus will be the payout calculation associated with the percentage of the Level 5 Strategic Project Bonus to the Strategic Project Value, as applied to the Project Value in excess of the Level 5 Value. The Project Value shall be the aggregate amount of pre-tax cash proceeds and/or the aggregate fair market value of securities or other property received by the Company in connection with the Strategic Project amount of proceeds received by the Company as determined in good faith by the compensation committee of the board of directors of the Company. For purposes of the foregoing, if any earnouts, escrows, holdbacks or other contingent or deferred payments may be payable to the Company on account of its ownership of equity interests in the Company in connection with the Strategic Project (the foregoing, collectively, “Delayed Payments”), then the Board shall estimate the fair market value of such Delayed Payments as of the date of the consummation of the Strategic Project, and include such estimate in the Project Value, which fair market value determination may take into account the likelihood that such amounts will be paid to the Company, as reasonably determined by the Board in good faith.

This Strategic Project Bonus opportunity shall automatically terminate if the Company elects to abandon the Strategic Project. In order for the Strategic Project Bonus to be paid, the Strategic Project must close no later than December 31, 2022 and the other conditions for payment described in the Agreement must be satisfied. Notwithstanding anything herein to the contrary, the Company may not terminate the Strategic Project Bonus opportunity prior to December 31, 2022 if, at the time of the proposed termination, the Company is contractually committed with a buyer to sell all, or substantially all, of the assets or equity of [***].

Incentive Level	Project Value	Strategic Project Bonus
Level 5 Value	[***]	[***] [***] [***] [***] [***]
Level 4 Value	[***]	[***] [***] [***] [***] [***]
Level 3 Value	[***]	[***] [***] [***] [***] [***]
Level 2 Value	[***]	[***] [***] [***] [***] [***]
Level 1 Value	[***]	[***] [***] [***] [***] [***]

Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”